Exhibit 99.1

Sard Verbinnen & Co.

Moderator: Chandler Wills

November 20, 2017

8:00 a.m. ET

Operator:	This is Conference # 6386325.

Operator:	Ladies and gentlemen, thank you for standing by. Good morning and welcome to the Marvell and Cavium conference call. Today’s call is being recorded on November 20th, 2017. After the speakers’ prepared remarks there will be a question and answer session. We ask that you please limit yourself to one question.

If you would like to ask a question during this time simply press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. I would now like to turn the call over to Mr. Peter Andrew, Vice President of Treasury and Investor Relations for Marvell. Mr. Andrew please go ahead.

Peter Andrew:	Thank you very much. Before we start I’d like to remind you that comments today regarding the benefits of the transaction, the anticipated timing of the transaction, and the products and markets of each company are forward-looking statements that we make pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These statements are made based on management’s current knowledge and assumptions of our future events, and they involve risks and uncertainties that could cause actual results to differ materially from our expectations. For additional information on the important factors that could affect these expectations, please see our most recent form 10Q and other filings made with the Securities Exchange Commission.

Please note that the following communication is not an offer to sell or a solicitation of any offer to buy any securities or a solicitation of any votes for approval. We urge investors to read the registration statement on Form S-4 containing a perspective and joint proxy statement and all other relevant documents filed with the SEC or sent to stockholders as they become available.

Finally there is a presentation available on our transaction website at marvellcavium.transactionannouncement.com. A link is also available in the press release. So with that let me now turn the call over to Marvell’s President and CEO Matt Murphy.

Matthew Murphy:	Great, thank you Peter and good morning to everybody, and thanks for joining the call today, especially for those of you who are on the West Coast, I know it’s very early. Before we get to the primary reason for today’s call I want to share our preliminary financial results from Marvell’s third fiscal quarter of 2018.

We expect third quarter revenue to be between $610 million and $620 million above the midpoint of the guidance we provided in August. Non-GAAP earnings per share is expected to be in the range of 32 to 34 cents, also above the midpoint of our guidance. Our strong performance in Q3 is a direct result of the continued growth in our core businesses and improved execution across the entire company.

We will share more details about these results on November 28th during our regularly scheduled Q3 earnings call. But now for today’s big news I’m excited to be here with the co-founders of Cavium, Syed Ali and Raghib Hussain. Marvell and Cavium today announce the signing of a definitive agreement unanimously approved by both companies’ Boards of Directors under which Marvell will acquire all outstanding Cavium shares in a cash and stock transaction.

Once fully integrated the product portfolios and teams from the combined companies will create an infrastructure solutions powerhouse. This day has been a long time coming. Syed and I first met ten years ago. Over the years we’ve kept in touch through various industry channels. Recently after I joined Marvell we began exploring the possibility of a collaboration between Marvell and Cavium on joint customer solutions.

As we got to know each other and our strategies going forward it quickly became clear that the potential of our two companies combined could far surpass what each of us could do individually. Syed what you like to add?

Syed Ali:	Thank you Matt, and good morning everyone. This is an incredibly exciting day for Cavium and also for me personally. Since founding Cavium we have been focused on building a leading infrastructure, semi-conductor company by continually delivering innovative products and growing our footprint from networking to processing to storage.

VM double upped an incredible portfolio of products, ID, and customer breaks across the entire infrastructure landscape that have helped drive strong growth over the years. I strongly believe the combination of Cavium with Marvell accelerates this mission and creates tremendous opportunities for Cavium shareholders, customers, and employees.

For Cavium employees, the scale of the combined company will present new and exciting career opportunities and more chances to create industry-leading products and technology. The combined product portfolio addresses the evolving needs of all the major infrastructure markets. In addition the combined company will have the most comprehensive solutions for the high growth data center markets.

The two companies have a very similar engineering-driven culture that values and rewards innovation. We are looking forward to joining the talented team at Marvell where we will design the next generation of networking, processing, and storage solutions for data center, enterprise and service provider customers.

The implied value of the consideration represents a meaningful, upfront premium to our recent undisturbed training. In addition to the cash components are closing, Cavium shareholders will receive approximately half of their consideration in the stock of a combined company that is much better positioned to drive shareholder value than either company allows.

Matthew Murphy:	Great, thanks Syed. After also meeting Raghib Hussain who I’ve really come to know and appreciate as a leader and a visionary in our industry, as well as other members of the team we look at – we took a deeper look at their business. We saw how it well aligned with the market and our products and it was clear that we could create something special together, which is why we’re here today.

For those of you following along on the website and the presentation, I’ll start with slide three, Strategic Rationale. Combining Marvell and Cavium into one company makes sense for many reasons. First, we have complementary portfolios and together we have the scale to enable world class, end to end solutions. Second, this transaction meaningfully diversifies our revenue base in end markets, while doubling our SAM to greater than $16 billion.

With pro-forma revenue of $3.4 billion we will have about 20 percent of that market today, which indicates significant opportunity for growth. When combined we will create an R&D innovation engine with an exceptionally strong IP and patent portfolio, and a very talented engineering team.

In addition we will have a best in class financial model with a compelling combination of revenue growth, gross margins, and diversified in-market opportunities leveraged to long lived infrastructure applications. Most other large semi-conductor companies today come with tradeoffs between growth, margin and diversification.

Marvell and Cavium deliver on all three. All together we are confident that this transaction will deliver significant long term value for our shareholders. So let me cover these points in more detail.

Turning to slide four. First our portfolios are very complementary.

This is a chart showing three key end markets. Enterprise is going through a revival with significant upgrades occurring due to multi gig Ethernet. Cloud data center presents a continued multi year secular trend of growth and demand for high bandwidth networking, immense storage requirements, and unique applications for heterogeneous processing.

And with 5G trials beginning in 2019, the service provider market presents new growth driver for next generation modem and processor design. Across the two companies our franchises are either market leaders or solid number twos. Marvell has a strong portfolio of SSD and HDD storage solutions, enterprise switches, PHYs and SoCs, as well as high performance wireless connectivity, which served the Enterprise cloud data center and service provider markets.

Combined with Cavium’s portfolio and multi core and data center processing, networking solutions including data center switches, storage and Ethernet connectivity, and security solutions, our customers will gain a new strategic partner with the scope and scale to deliver comprehensive end to end platform solutions, something that very few companies in our industry today can provide.

Move to slide five. Both companies bring portfolios that together make an infrastructure solutions powerhouse. As I mentioned we have an extensive portfolio in storage, networking, particularly in the enterprise and wireless connectivity. Cavium has an established leadership position in compute with both multi core and datacenter processing, Ethernet and storage connectivity solutions and a strong family of security offerings. Together the combined company will have over 10,000 patents.

In all industries reputation is incredibly important to customers, and we are proud of the brands that both companies have built. We absolutely plan to honor these reputations within the new company, but following today’s announcement we will work to create a new unified identity that captures and communicates the strength of our combination.

We will share more details on our progress in the months ahead. Our first priority is to complete detailed integration planning and focus on execution of the transaction. Naming, go to market, and branding strategies will follow post close. So don’t expect to see (Carvell) or (Marvellium) anytime soon.

All right, slide six. Our combined addressable markets will exceed $16 billion. With combined company revenue currently at approximately $3.4 billion, we clearly see plenty of potential for future growth and we expect our combined portfolio will be very well received by customers. Syed, why don’t you give your perspective on how you see the portfolio coming together in particular in the cloud data center?

Syed Ali:	Sure, Matt. The data center market is a great example that showcases the power of our combined portfolio and this is one of the reasons why I’m so enthusiastic about this combination. When you look inside a data center, it has racks of servers for processing data, network connectivity adaptors and switches to move data, and storage to save data.

The combined company has an extensive product portfolio to fulfill the needs of every aspect of the data center infrastructure: ARM server processors, Ethernet controllers, top of the rack and spine switches and PHYs, fiber channel connectivity to the storage area network and HDD and SSD controllers.

ARM servers are at the tipping point with our extremely competitive ThunderX2 processers and the robust ecosystem of partners and customers. In addition, we have a comprehensive portfolio of security solutions for the data center. This comprehensive solutions portfolio delivers performance, cost and power benefits to end customers.

Matthew Murphy:	Great, thanks, Syed. And I agree, it’s – the data center opportunity is tremendous for the combined company. We’re very excited to have you on the team on board. It’s notable when we close that our cloud data center business will immediately represent greater than 10 percent of our total revenue and is growing fast.

This is a fast growing market with plenty of upside particularly for a company with our new portfolio breadth and scale and we fully intend to capitalize on this opportunity. Let’s turn to slide eight.

To continue with the benefits of this merger, our combination makes further sense because it enables us to achieve much greater traction across a number of key markets. Together, we will now have business with all major players in the cloud data center market. We expect the existing relationships will help us unlock new opportunities. Same holds true in the enterprise and service provider markets.

Longer term, there’s also potential for further expansion into SMB, industrial and even automotive. We see automotive as the data center on wheels. Today, Marvell has a strong position in WiFi with the first WiFi enabled car in 2011 from Audi powered by Marvell.

The wired in-car network is going through a transformation. From an myriad of legacy analog interfaces to a high speed network using Ethernet as the most ubiquitous and efficient packet-based network today. Think of it as if the connections within the car are upgrading from dial up speeds to gigabit in order to handle the demands of GPUs, sensor inputs like LIDAR and RADAR, all key technologies to enable autonomous vehicles.

We see automotive as one of the many edge computing applications where processing and filtering as close to the data as possible will be pervasive in the future. The combined portfolio of Marvell and Cavium positions us to be a huge winner as the computing paradigms moves from a centralized X86 based world to heterogeneous processing, networking and storage required to work seamlessly at the edge.

Turning to slide nine. From a financial perspective, this combination diversifies both companies’ businesses. At a high level, Marvell goes from roughly 25 exposure to networking to close to 40 percent. Storage remains our largest market, slightly below 50 percent. These two combined will be greater than 85 percent of company total.

Drilling down one more level, we maintain the profitability and strong cash flow of our HDD business but reduce our disk drive exposure from approximately 35 percent to 25 percent of total revenue. Also, our notebook specific exposure will be reduced from approximately 15 percent of Marvell today to well under 10 percent of company total.

Our plans to expand in enterprise near line drives and preamps remain on track. This combination also reduces exposure for Cavium’s fiber channel franchise. Both HDD and fiber channel franchises are number one in their markets, have very healthy businesses but face some long term top line growth challenges.

The effect of this transaction provides a meaningful improvement in concentration and should be welcomed by investors. As I mentioned earlier, much of our growth across our various product lines will be driven by the demand for increased network band width, massive data storage and new computing paradigms.

Finally, our combination makes sense from the perspective of talent and culture, whose importance is absolutely critical to our company’s success. The entire Cavium team has a reputation for excellence, collaboration and strong execution which is very complementary to Marvell’s culture.

With this in mind, we are integrating the best of both companies. Syed is going to join the Marvell board and Raghib along with Anil Jain, Cavium’s current Head of Engineering, will join my senior leadership team. The infusion of talent at the highest levels of the new company will be tremendous.

An experienced leadership team from companies like Broadcom, Marvell, Maxim and now Cavium have set us up for our best days ahead. Together at all levels of the company, I am confident we are going to make an extraordinary team and are already working together to ensure a smooth transition.

Syed Ali:	Matt already made clear how the increased scale, breadth and depth of products and technologies of the combined company will deliver industry leading products and innovation for customers. I won’t repeat what he said except to say that I strongly believe in the strategic rationale of the combination and the benefits of our combined scale.

Personally after (inaudible) from Marvell and from Matt and his leadership team. I am very excited to become a board member and a strategic advisor of the new combined company. I would also like to take this opportunity to thank all our investors, employees, customers and partners for being an incredibly important part of our journey. In short, I couldn’t be more excited about what the future holds for the combination.

Matthew Murphy:	Great. Thanks for the kind words, Syed. Now I’m going to turn the call over to Marvell CFO, Jean Hu, who is going to talk in more detail about the financial benefits. I will note that the plan we will present is solely based on street outlook and targeted cost synergies.

While we believe that significant revenue synergies exist, and I hope all of you in the call do too based on the presentation you just heard, we elected to be conservative and save the revenue synergies as upside for our investors. For those of you who have followed Cavium closely, they have already demonstrated this ability in a very short period of time after acquiring QLogic.

Jean Hu:	Thank you, Matt, and good morning, everyone. From a financial perspective as Matt stated, this combination will transform Marvell. It’s about our serviceable addressable market. If you needed to lay accretive to top line revenue growth, non-GAAP growth and operating break margin and earnings per share.

For those following the IR Deck, on slide 10, we highlighted what the combined company would have looked like if we took out most of our recent quarters and annualized those results. As you can see, this is a very compelling transaction financially. Pro-forma basis, it creates a $3.4 billion revenue company with the best-in-class financial profile, non-GAAP gross margin over 63 percent, operating margin of 25 percent, and EBITDA margin of 30 percent all before any synergy.

Move on to synergy. We expect to achieve synergy’s in the range of at least $150 million to $175 million within 18 months of the close of the transaction. Approximately 25 percent of the total synergy month will come from costs of goods sold due to increase in the scale volume and efficiency.

On an operating expense front, in addition to eliminating duplicate public company expenses and consolidating overlapping supporting functions, we believe there are many unique synergy opportunities we can unlock with this combination. We see significant operating expense reduction in consolidation of facility, as Cavium and Marvell both have a major side in exactly the same location.

We also see opportunity to rationalize R&D spending as both companies have been investing in common areas such as leading edge process nodes & IP cores as well as combining product roadmaps.

While we’re now guiding through specific revenue synergy at this time, we also expect out broadened portfolio solutions will enable us to capture additional opportunities with the customers.

Given our expanded market opportunities from this combination, increase in scale and effective synergy, we believe we can drive significant long-term shareholder value. Our new targeted long-term model for the combined company is to grow revenue high single digit, expand growth margin to approximately 65 percent, and achieve operating margin of 35 percent and the EBITDA margin of approximately 40 percent.

Now move to slide 11. As you read in the press release, Marvell will acquire all outstanding Cavium shares for $40 per share in cash and a 2.1757 Marvell shares for every Cavium share.

On slide 12, from a financing perspective, this transaction will be founded through a combination of Marvell shares, $1.75 billion new debt, and the cash from our balance sheet. As part of the transactions, we’re also putting in place a $500 million undrawn revolving credit facility.

At closing we expect the pro-forma company to have approximately $1.75 billion in gross debt and the $1.15 billion of net debt, with a growth leverage ratio of 1.7 times excluding synergy at the close, and the 1.5 times including synergy.

Our net leverage ratio will be approximately one times the EBITDA including synergy. As such Marvell will move from a net cash position to a net debt position and the pivot toward a more efficient capital structure going forward.

Given the consistent and growing cash flow profile of the combined company we expect to de-lever quickly. Our long term target of gross debt to EBITDA ratio is in the one times to 1.5 times range. This will provide for substantial business and financial flexibility while also allowing us an opportunity to continue to return cash to shareholders through our ongoing dividends and share repurchase program.

Our long term policy of returning at least a 50 percent of free cash flow to shareholders through dividend and buy back over time remains unchanged. This transaction is subject to regulatory clearance and other customary closing conditions. And that we expect to close by the end of the first half of calendar 2018.

With that let me turn the call over to Peter to take your questions.

Peter Andrew:	OK thank you very much Jean can we please take the first question?

Operator:	Again if you would like to ask a question simply press star then the number one on your telephone keypad. We ask that you please limit yourself to one question.

And our first question comes from the line of John Pitzer with Credit Suisse.

John Pitzer:	Congratulations Syed, great transaction. I guess Matt just on the cost synergies that you’ve outlined in the power point, it’s getting to about six to seven percent of sort of the combined costs of both companies, which is a little bit higher then what we’ve seen announced on average by (M&A Transactions) in the space, the caveat being that most of those announced synergies have had upside.

But I’m just kind of curious just given where Cavium is on some of the ramp phases of new products, why you’re so confident that you can get these cost synergies out? Is there an argument to be made that you should actually start to invest at higher levels in the core Cavium portfolio to drive higher revenue synergies? And as a follow on do any of the cost synergies include perhaps divesting of some core businesses in either company?

Jean Hu:	Hi John so this is Jean. So you’re right, when you look at the synergy (at a middle point) the synergy is about a six percent of combined companies the cost of goods sold and plus operating expense. I think as earlier we said you know it’s quite unique we have a lot of unique opportunities to (unlock) value through the synergies.

So if you look at synergy, there are really two buckets right? And the first bucket is the cost of goods sold. That’s really driven by economic (upscale) the combine the company the cost of goods sold is about one point – over $1.2 billion. So just from economic scale and the efficiency and the volume what we’ll be able to drive the synergy on the cost of sales side.

And then move to the operating expense side. As I’ve said earlier there unusual opportunities, for instance on the facility side the consolidation side we actually – all the major side where also have the location from both company, some locations we have actual – look like a – space and the other locations the Cavium have actual space.

And so the consolidation actually is the very unusual and the also on the (R&D) side we both are investing actually heavily in the future technology, right? The next generation process (note) and also a lot of common IT utilized in the infrastructure solution market. So from that angle really we do see a lot of opportunities to rationalize (R&D road map) and the investment.

Just remember we are really looking at the combined companies overall spending. From that angle right, we do see a lot of opportunity. And to answer your second question this does not include any divestitures or anything. This is the pure synergies that we estimated so far, Matt.

Matthew Murphy:	Sure yes let me add to that. I think that was well said Jean, and John just to add a little bit. So I think the first is you know one of the (inaudible) we’ve had since I got into the company was that the current scale of Marvell and the type of platform company that we are we – we had believed would enable, with the right partner, unique synergies to be realized if you think about the cost structure of the company.

Our relationship – manufacturing relationship with large suppliers, global footprint, global brand, sales force, we felt that with the right partner we would be able to uniquely realize synergies. And so what was interesting is Syed and I got to know each other and we started sharing information about our respective companies. We started finding all kinds of areas where we thought together we could – we could by merging the two – the two operations really unlock unique synergies from that point of view.

As Jean mentioned from a campus point of view it was almost amazing that – that we literally have people in the same locations and – and to that point, in some cases, we can almost immediately have their folks move in or the other way around.

So think of this as synergies that are captured across the combined company. I think that’s one point to be clear. And even when those synergies are realized the company will still have significant R&D investment as a percentage of sales. I think it it’ll still be higher than any – any real, you know, any other peer.

And finally I would just reiterate what Jean said so it’s clear for the investment community as well as the people on the phone that are listening including employees and customers, we have no plans to divest or change any of the Cavium plans today. And so I want to reassure people that this – we’re doing this because we really like the portfolio, we like the team, we think combining these is going to create home run of a company. And I guess I’ll leave it at that.

John Pitzer:	Perfect thanks Matt. Congratulations again.

Matthew Murphy:	Yes thanks John.

Operator:	Our next question comes from the line Blain Curtis with Barclays.

Blayne Curtis:	(For) taking my question and I’ll lay the congrats as well. Maybe you just talked about it – in the press release you talked about Raghib and Anil joining the company. Maybe you could just talk about their roles and you know also Syed if you could maybe just talk about when you looked at taking stock as part of the consideration here. Maybe just talk about your decision to do that versus maybe a cash purchase.

Matthew Murphy:	Sure yes Blaine I’ll take the first one, happy to talk about it. So as I mentioned you know I had a chance to meet Syed some time ago and we’ve obviously spent a lot of time together now, as we – as we really work for many, many months on trying to put this thing together.

You know through that process I was able to really get to know the Raghib and Anil and as I think everyone knows who’s followed Cavium and you know these are extremely highly qualified individuals. They’re visionaries, they’re leaders in their field, and they’re an incredible cultural match for me and the current team we’ve got at Marvell.

We – I see that their roles continuing in the combined company. We’ll be defining all that as we go forward. But you should assume that both Raghib and Anil will have significant roles on my team and in the combined company, influencing direct operations as well as indirectly across the organization. I’m really looking at this again as merging the two – the two management teams together to really get best of breed.

So I couldn’t be more thrilled to have two of the highest quality people in the digital communication semiconductor space joining our company and joining my team. Maybe Syed you want to comment on the (inaudible) and maybe the cash stock?

Syed Ali:	All right Matt. So one of the things Blain is that when you take a look at the combined IP and product portfolio of the two companies, it’s an incredible match. I mean it’s an unbelievable match right? And looking forward the combined company there is significant amounts of improvements and additions that begin due to our product lines.

And really deliver kind of end to end solutions. So from Cavium’s side, you know the way we look at it is very simple, approximately half of the consideration is in cash with a meaningful upfront premium, and the other half, approximately half is in stock.

And we think that this combination really will be able to unlock shareholder value tremendously as a combination rather than as our two separate companies. So we really believe in the long term positioning of this combination, the long term growth of this and the long term relevance to the semi-conductor infrastructure industry.

Blain Curtis:	(inaudible)

Operator:	Your next question comes from the line of Harlan Sur with J.P. Morgan.

Harlan Sur:	Good morning and congratulations Matt and Syed on bringing together the two companies. I think it’s just a solid combination of technology and product leadership here.

Given Cavium’s leadership in security processor, security accelerator cores and expertise on systems that support very high levels of security such as (inaudible) because this is a very complementary offering to Marvell’s strength in networking, but I guess how does the team think about the potential for CFIUS and regulatory related hurdles just given that Marvell is a non-U.S. based company? Thank you.

Matthew Murphy:	Sure, great. Thanks, Harlan, for the question, and we agree. We think that that aspect of Cavium’s product portfolio we can use to enhance the entire Marvell portfolio. As far as regulatory goes, we’ve looked very carefully at that, and we do plan on filing across the globe in a manner that you would expect for a transaction of this size.

Given that there’s very little product overlap and from a revenue perspective there’s almost no overlap between the two companies, we don’t anticipate any challenges with regulatory. With that being said, we still need to go through the normal process, and we’ll do that, as I mentioned, on a global basis both with CFIUS as well as around the world.

Harlan Sur:	Great, thank you. Congratulations.

Matthew Murphy:	Thanks a lot, Harlan.

Operator:	Your next question comes from the line of Craig Ellis with FBFR.

Craig Ellis:	Yes, it’s B. Riley FBR. Thanks so much for taking the question, and Matt and Syed, congratulations on a deal that’s just got tremendous strategic logic. I wanted to ask a question regarding longer term revenue synergies, and I know that you don’t want to provide any guidance, and I’m not looking for that, but I was hoping that you could elaborate a little bit further on slide eight and highlight where you think there are opportunities to do things together that wouldn’t be possible as a single company.

And then a follow up clarification for Jean. Jean, with respect to the $150 to $175 million in synergies, what will be the determining factors that would argue for something at the lower end of the range versus the high end of the range? Thank you.

Matthew Murphy:	Great, yes. Thanks, Craig. I’ll take the first part and I may have Syed add as well. So yes, again on the revenue synergy side, as you – I think the investment community has gotten to know us as a management team, we’ve always been very judicious in how we go out and present our company, and in the case of justifying this transaction we view the revenue synergies as very real and having upside. But we didn’t want to come out on this deal from the get go and try to sell to everybody as being highly dependent on revenue synergies to make it work.

It works on its own. Revenue synergies are a bonus. Let me talk about where I see some of those. We’ve talked at Marvell about this growing opportunity for us for our storage products in the data center, and over the past year – year and a half we’ve made good progress there. But I’d say we’ve made progress in a more targeted fashion at certain cloud and hyper scale companies, not necessarily as across the breath as I would like.

What’s interesting when you look at Cavium’s progress there, again, their position is much stronger than ours in the data center, and through many of their product lines including the ThunderX and ThunderX2 families, which are their ARM CPUs, they’ve got traction across a number of accounts that we don’t have traction at today.

So we think when we map it out we look at where we’re strong and where we’re engaged, in storage as an example, and where they’re strong in Ethernet mix, ARM CPUs, liquid IO, a number of other product lines, we see a lot of synergy from a revenue perspective to go in with a comprehensive solution. That’s one that comes immediately to mind. Maybe, Syed, you wan to add to that?

Syed Ali:	Yes, I think when you take a look at the investor deck, you actually see who the main Cavium customers are and who the main Marvell customers are, right. So when you take a look at it, the old lab is reasonably small which means there’s a tremendous opportunity for being able to sell Marvell product into the Cavium customer base and vice-versa.

So especially, like I said, both on the enterprise and data center side, we see tremendous opportunities for sale synergies.

Jean Hu:	Yes, so let me answer the question about synergy. So during the whole process, we have been working with Syed and Raghib under the whole Cavium team to really just look at the different areas. We actually feel very comfortable about how the scale – how the consolidation or for facility and also other overlapping function of how we drive the synergy.

I think one thing I would say is (that’s also in the details.) So on the R&D side, when you try to combine road maps, typically you really need a lot of people to get involved. At this stage, we have not gotten into that kind of detailed discussion so that’s why we are looking at the range. I think once we start the integration activity, that’s when they work harder to figure out what’s the range of our synergies, and then we will give you an update when we get too close to the close of this transaction.

Syed Ali:	Just another comment to kind of end this is that when you take a look at advanced technology node development, let’s say the next nodes 10 nanometers, 7 nanometer, especially the 7 nanometer node, each company individually would have to make a substantial investment to develop the design flows, the IP, and all other aspects, the mixed signal (inaudible) components.

It could have been completely two different investments that now can basically be collapsed into one. Secondly, Cavium has a very strong portfolio and CPU cores, cashers, memory controllers, and a lot of those can now be used within Marvell products. So on the technology side, I really think that is a phenomenal amount of synergy there.

Craig Ellis:	Thanks for all the color, and good luck.

Syed Ali:	Thanks.

Matthew Murphy:	Thanks.

Operator:	Your next question comes from the line Ross Seymore with Deutsche Bank.

Ross Seymore:	Hi, guys. Congrats on the deal. The first question, sticking on that revenue-synergy side, your target is 6 to 8 percent growth. Matt, memory served, that’s not tremendously different than the revenue growth target you had for Marvell as a stand-alone. So I guess my first question is with Cavium growing a little bit faster, is that number in that high single digit mainly due to conservatism or is there some offset there?

And then two quick housekeeping follow ups maybe for Jean. One, what’s the rate on the debt that you plan to take out? And then the final one is was this a competitive bidding process for the Cavium assets? Thank you.

Jean Hu:	Just a quick one first, right. The model – long-term target model one we said 6 to 8 percent of growth rate, that does not include any revenue synergy.

Matthew Murphy:	Yes, and so just to clarify. It’s a great point. We came out at our analyst days, many of you recall, and we said that we believed that we could – our core markets were growing at 6 percent, we believed we had some headwind because of some legacy business and our target was five street.

Despite that and despite the fact that we’ve actually been achieving for the last many, many quarters, growth in our core business at that rate or above, street still has us at a lower number for next year so some of this is that effect of sort of street expectations versus the management plan.

But when we look at it and we roll it up, we feel very comfortable that this is a high single-digit grower based on our prospects at Marvell as well as the proven track record of growth from Cavium. So it’ll remain to be seen but we sort of see six as the low-end and then we really think it’s more of a high single-digit grower but we wanted to give a range at this juncture because we haven’t completed all of our planning there.

But you’re right, our prospects at Marvell are – from a long-term perspective are higher than street today with is why we put in the lower end of the range.

Peter Andrew:	And Ross, this is Peter. With regards to the debt, it’s still early in the process for that but on a blended basis, you should expect a rate somewhere around 4 percent.

Ross Seymore:	Great, thank you.

Operator:	Your next question comes from the line of Christopher Rolland with Susquehanna International.

Christopher Rolland:	Hello, Matt. Hello, Syed. Congrats on the transaction, really transformative here. So to flip a previously asked question, and this time for Matt and Jean, so the mix of stock and cash and, Jean, you’ve probably talked about this for a bit leaving options open for a buyback.

But why are you guys doing so much stock here? Seems like if you guys did more like 75 percent cash versus 25 percent cash, we still would have had a leverage ratio that was pretty reasonable. So how did you guys actually come up with that, how did you – and how did you view that leverage ratio and your cash position or you debt position in this case? Where did you guys kind of shake out on that?

Matthew Murphy:	Sure, yes, no, it’s a great question. I think it makes sense to answer from both angles. So I’ll give you my take and then I’ll have Jean add. I think a few things are on our mind, the first is kind of the global backdrop, we’re seven, eight years in now to a (inaudible) market and obviously we hope that continues but we wanted to be prudent in terms of the leverage on the company.

As you point out, we clearly had the capacity to do more, but when we looked at it, we really wanted to be, again, mindful of where we were in cycle, mindful of coming out of this with business flexibility in terms of continuing the buyback or doing other things.

And finally, from our point of view, we thought it was very encouraging and we liked the fact that both companies agreed to do this really in fashion that merges the combined companies so that the upside opportunity is really shared by both sides. And that was really important to me.

And that’s the two founders plus the core team of Cavium and that’s coming over has that same opportunity to participate in the upside versus let’s say just a lot more cash then it’s done and then it doesn’t really align with sort of where we’re headed, which is build the next great digital platform for the next 10 years.

And we wanted to make sure that everybody was on board with that, sharing the upside and sharing if there’s any volatility in the market. And so when you look at where we come out, we have very reasonable levels of debt and I would say that again, one final point would be, remember we’re coming from a position where we’ve got close to $1.7 billion of cash, we have no debt today.

And we felt that going from that as an example all the way over, swing to 3.5, 4 times leverage just wasn’t prudent, didn’t make sense. And we’d prefer to be more thoughtful about how we went through it. And so we think the combination of all of it’s really a – really a – really a home run for everybody involved because of the upside potential due to the unique synergies on both the cost side and then as we were talking about earlier, the revenue side.

Christopher Rolland:	Thanks guys. And congrats again. Excited to see you guys grow.

Matthew Murphy:	Yes, thanks Chris.

Operator:	Your next question comes from the line of Quinn Bolton with Needham.

Quinn Bolton:	Hey guys, congratulations on the transaction. Matt and Syed. Chris had asked the leverage question that I was going to ask. But I just wanted to follow up.

Given that you’re going to be a onetime leverage ratio, how much – how much of that decision was sort of forward looking to give you the flexibility to continue to do M&A versus just wanting to be conservative where we are in the business cycle. I mean, should we expect you to continue to look at be active on the M&A front given that low leverage ratio?

Matthew Murphy:	Yes. Thanks Quinn for the question. And again, as I said, I think we did want to have flexibility when we got through this. I think at this juncture to even speculate or talk about future M&A given how exhausted my entire team is and all of us going through the process we got to get here as well as the real critical integration that we’ve got to do.

And then obviously, executing on the synergies and getting the company integrated. That’s really first priority. And that’s what we’re going to be focused on. But you’re right. We do have a longer term view of what this combination could provide and we think it is a platform and we do think that we would like to come out of this with enough flexibility that as we succeed in our plans to drive the integration successfully, we come out and then we’ll continue to look for opportunities to grow the company both organically as well as inorganically.

And so again, I would just state that we felt like it was a nice balance of actually taking our balance sheet from being over capitalized and sort of not efficient to a more reasonable efficient capital structure that gives us flexibility.

Syed Ali:	One more comment here is when you take a look at the top 20 fabless semiconductor companies now, and you take a look at – you have the giants, obviously then you have same analog companies and some (R.F.) companies. So when you take a look at the top 20 companies, the most rational combination, the most strategical combination is the Marvell-Cavium combination. It’s actually a natural fit.

And it gives scale and it allows the combined company to be much more competitive. And regarding the cash and stock portion of it, this also helps align employees, investors, to the joint success of the combination.

Quinn Bolton:	OK. Great. Congratulations again. Thank you.

Operator:	Your next question comes from the line is Srini Pajjuri with McQuarrie Securities.

Srini Pajjuri:	Thank you. Good morning guys and let me also say congratulations on a great deal. Maybe a couple questions. I guess, Matt, when you look at the 6 to 8 percent top line growth assumption, I’m just curious as to what you’re assuming at a segment level. And then for one for Jean, I mean, Jean, you guys have done a tremendous job in terms of cost cutting.

So I think the synergy number that you’re putting out there seems reasonable to me, but at the same time you’re assuming about 18 an month time frame to achieve those synergies. I’m just curious as to what you consider to be some of the low hanging fruit and how long – also maybe you can talk about the linearity of the synergies, how soon do you expect to achieve let’s say half of the synergies in remaining half? Thank you.

Matthew Murphy:	I’ll take the first part and then we’ll let Jean answer on the synergy realization. So at this time, we’re not prepared to go into the individual segment breakout. We have our views, obviously the six to eight is sort of easy to get to if you just look at the Cavium growth rate that they’ve been achieving, plus the Marvell growth rate. You’ll get a blend.

We’ll provide more detail as we go through integration planning on what the individual segments will look like and the outlook. Before I turn it over to Jean on the commentary on synergies, I just say that the management team at Marvell to your point has done a good job in my opinion of being able to deliver on what we say. And I’ll let Jean comment further if she wants to synergies.

Jean Hu:	Yes. So on the synergy on question, right. It’s when you really think about it. There’s two buckets of synergy. The cost of goods sold, typically around the six months for that benefit to kick in. So I would say that pocket synergy you will expect the starting six months after close. Then the cost of sales synergy will kick in and then it will be like ranking up during the following 12 months.

On the operating expense. It’s still early for us to talk about what’s the shape of a synergy and then how it’s going to play out. Because the integration activities will take some time for us to figure out, I promise we will give you update when we get closer to understanding exactly what synergies we’re driving and what integration activities will go on.

Matthew Murphy:	Yes. And I just end it by saying that – because I think there will be a lot of questions on the subject. I think what we’re really focused on for everyone on the call is doing this right. OK. So that’s why we give a range because we wanted to be – make sure we were being very thoughtful about how we did this. And we also gave a timing range as well. So we’ll come back to you at the appropriate time as we sharpen our pencils and we figure out what we want to do from that point of view. But its’ – that’s all I’ll say on that.

Srini Pajjuri:	Great. Thank you, guys.

Operator:	Our next question comes from the line of Gary Mobley with Benchmark.

Gary Mobley:	Everyone, congratulations. (Inaudible) congratulations to both parties involved. Most of my questions have been asked and answered, but I wanted to ask if there are any debt covenants precluding Marvell from making any additional acquisitions? And Jean could you discuss any tax consequences from the combination of the – of the two companies? I know you’re early days, but maybe any additional thoughts there would be helpful. Thanks.

Jean Hu:	Yes. The first question on the debt covenant, it’s too early. We’re literally just signed – announced the deal. And we’re going to get the data in place between the signing and the closing. So we’ll be able to negotiate on the covenants and other things during the next phase of raising money for the transaction.

So on the tax rate, if you look at both the companies, our non-GAAP tax, both are approximately 4 percent. So the integration of (inaudible) and tax structure are very complicated. But we believe we have tax efficient way to combine both companies. So it should be in the same digit kind of tax rate going forward. But we’ll give you an update when we close the transaction.

Matthew Murphy:	Crystal, can we have the next question?

Operator:	Yes, sir. Your next question comes from the line of Mark Delaney with Goldman Sachs.

Mark Delaney:	Yes. Congratulations on announcing the deal. And thanks for taking the question. Had a question on the switching market, I realized that some of the Marvell and Cavium switching products have some different feature sets. But maybe you can talk a little bit about how you expect that particular product line to evolve.

And if you can envision the combined company having more opportunities in the hyper scale switching market. Obviously there’s a very strong competitor there. And to the extent, having combined products in R&D effort can better position the company for that specific area. Thank you.

Matthew Murphy:	Yes. Great, Mark. Thanks for the question. And I’ll give you my comments. And I’ll have Syed chime in as well if he’d like to. I think the – we’re pretty excited about the combination of our two switching portfolios.

As you point out, Marvell has a very strong position today in the enterprise campus SMB and even carrier markets, which for us we see as standalone Marvell, we saw as growth opportunity and we’ve been realizing that.

What Cavium brings to the table is really, I think, great progress they’ve made and addressing the market you reference which is the hyper-scale and high-end data center switches.

And I think putting those teams together and getting that combination of IP and technology really creates a much more formidable competitor in the market from a switching perspective that can address applications, quite frankly, that go all the way from SOHO at the lower NSMB, at the lower end of the market, all the way to the most advanced top of rack switch and spine applications. Maybe Syed, you want to give your perspective as well, but I think it builds a much stronger combined portfolio for switching.

Syed Ali:	Matt, I completely agree with you. I think the two product lines dovetail very nicely with each other. As Matt said, Marvell’s switching portfolio is pretty comprehensive and enterprise service provider, soho SMB and campus, and we have started to build our portfolio for the data center products.

And one of the other benefits is – you should take a look at the larger OEMs, many of them have products ranging from the low end to the high end, not only in terms of the switch OEMs, but also in terms of other imbedded portions of the market.

Obviously, we didn’t have the lower end of the product line and Marvell did not have the higher end, now we’ll be able to sell low end to the highest end solutions of a single vendor to multiple customers.

Operator:	Your next question comes from the line of Atif Malik with Citi Group.

Atif Malik:	Hi, thanks for taking my question and congratulations on the deal, it does make a lot of sense. Can you guys talk about the timing of the deal? Why now, and if it’s a response to the ongoing industry consolidation where Broadcom is going after Qualcomm?

And as a follow up, if you can touch on how your big networking customers like Cisco will perceive this deal as your competitor is raising pricing on them, thank you.

Matthew Murphy:	Sure, I’ll give a few thoughts and let Syed or Jean chime in. I’d say the first is that this transaction is many, many months in the making, and Syed and I have been talking for some time about how we could put this together.

So this was not something that was done recently, this started sometime back, and we’ve finally gotten here. It’s interesting and sort of coincidental that when the leak occurred in the media about this potential combination.

It was the same day that Broadcom and Qualcomm reports also surfaced. But just to make sure everyone’s clear, this is in no reaction to any other consolidation, this was really our two companies figuring our that we had something unique we could do here, and then really being thoughtful and planning out how to get to the finish line.

So I’d say that clearly there’s combinations that still exist out there, I agree with what Syed said earlier. I believe this is the best combination that’s out there today, the two companies that could be put together in terms of forming a much larger semiconductor company.

And it’s unique in that it’s unlike others that are in sort of the growth rate that we’re talking about. This is an infrastructure company. 85 percent of the pro forma company’s going to be leveraged to storage and networking.

And when you look at the other growers out there, it’s really Nvidia and then it’s obviously the people that are levered to the mobile phone market, which has it’s own challenges from a concentration stand point.

So we really like the combination and we’re at heads, and it was done with independently of what may or may not happen in other parts of the market.

Operator:	Our next question comes from the line of Vivek Arya with Bank of America.

Vivek Arya:	Thank you for taking my question and congratulations to both the teams on this announcement. Just a quick clarification, on this domicile question, I know it was asked before, but one of your competitors did need to redomicile to the U.S. as part of requiring fiber channel assets.

So I was – just wanted to get an understanding of what does the government exposure from the Cavium QLogic side, and what would be the implications on tax rate if Marvell did need to redomicile?

Syed Ali:	I’ll start taking the question and then hand it over to Jean. So one of the differences when you take a look at this particular combination versus the other combination is that we are a component vendor, we are not a system vendor.

Generally, the bar for system vendors is significantly higher than it is for component vendor because at the end of the day, a component is a component, and is worthless without all the software and other things that a system integrator will put on that.

So we think – this is something that we look at, obviously, but I’ll hand it over to Jean to further elaborate.

Jean Hu:	Yes, so, just independent of this transaction, right. Marvell as a company it’s incorporated in Bermuda a very long time ago, 1995. So, current company has been there for a long time.

So, even independent of this transaction, as a company, we have been monitoring and will continue to monitor our own business model change, as well as the regulatory environment, the U.S. tax reform.

So those are the things that we’re just consistently evaluating. It’s the – if our structure fits with our business model, fits with our overall environment. So I think that even independent of this transaction, that’s what we have been doing, and frankly we’ll – we believe we have a tax-efficient way, therefore our business and model really dictate us to come back to U.S., we should have a tax-efficient a way to do it, because in the end it’s all fixed into your business model how you conduct your business.

Vivek Arya:	Thank you.

Operator:	Our next question comes from the line of Matt Ramsay with Canaccord.

Matt Ramsay:	Thank you very much, good morning, and congratulations to both teams, particularly Syed and Raghib founding a company like Cavium and monetizing it, it’s a very big congratulations to you guys.

Just a couple of questions from me on the processing side, most of the revenue from the Cavium portfolio and processors is on the MIPS architecture, and obviously both companies have an ARM portfolio, Syed maybe you could talk a little bit about your plans going forward with the MIPS line, does this new scale give you the opportunity to support both architectures going forward, and just how you plan the process or road map from here? Thank you very much.

Syed Ali:	Sure, Matt. So when you take a look at Cavium’s revenues, the largest chunk comes from CPUs and processors, like whether they’re going to networking or wireless infrastructure or what have you.

We have a very comprehensive MIPS line, that today it generates a very significantly large amount of the revenue, and we have put together a comprehensive line of ARM processors, both for the embedded and datacenter markets that are starting to generate revenue.

So we expect, moving forward, that we will do only ARM-based processors. We are going to just focus on the ARM-based processors. However, having said that, every quarter even today, we’ve received significant amount of designments with our OCTEON III MIPS-based architecture.

Secondly, when you take a look at the life-cycle of our infrastructure products, the average life-cycle is somewhere in the eight years to nine years, so there’s a long and low detail for our product revenues, which is very unusual, even for the infrastructure markets.

So we have both products moving forward, development’s going to be focused on ARM, but there’s still a lot of designment, a lot of revenue that we can still derive from our MIPS-based product line.

And we really see this of the continuum of products, a lot of our current MIPS generation products design then the next generation, there are a whole bunch of new customers out there that have chosen ARM.

So, we will continue developing more and more ARM processors as we move forward.

Operator:	Thank you, that does conclude our Q&A session for today. I would now like to turn the call back over to Mr. Murphy for closing remarks.

Matthew Murphy:	Thank you, and again thanks, everybody, for joining the call today and the comments and great questions that were asked, we look forward to talking to our investors in much more detail over the coming days and months as we work together with the Cavium team to do the integration planning and drive this transaction to a successful close.

Thanks again everyone.

Operator:	Ladies and gentlemen, this concludes today’s conference call. Thank you for your participation. You may now disconnect.

END

Cautionary Statement Regarding Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Marvell and Cavium, including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the products and markets of each company. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Cavium’s business and the price of its common stock and/or Marvell’s business and the price of its common shares, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Merger Agreement by the stockholders of Cavium, the approval of the issuance of Marvell shares in the transaction by the shareholders of Marvell, and the receipt of certain governmental and regulatory approvals, (iii) the failure of Marvell to obtain the necessary financing, pursuant to the arrangements set forth in the debt commitment letters delivered pursuant to the Merger Agreement or otherwise, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (v) the effect of the announcement or pendency of the transaction on Cavium’s business relationships, operating results, and business generally, (vi) risks that the proposed transaction disrupts current plans and operations of Cavium or Marvell and potential difficulties in Cavium employee retention as a result of the transaction, (vii) risks related to diverting management’s attention from Cavium’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against Marvell or against Cavium related to the Merger Agreement or the transaction, (ix) the ability of Marvell to successfully integrate Cavium’s operations and product lines, (x) the ability of Marvell to implement its plans, forecasts, and other expectations with respect to Cavium’s business after the completion of the proposed Merger and realize the anticipated synergies and cost savings in the time frame anticipated or at all, and identify and realize additional opportunities, and (xi) the risk of downturns in the highly cyclical semiconductor industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Marvell and Cavium described in the “Risk Factors” section of their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by either of them from time to time with the U.S. Securities and Exchange Commission (the “SEC”). These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Marvell and Cavium assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Marvell nor Cavium gives any assurance that either Marvell or Cavium will achieve its expectations.

Additional Information and Where to Find It

This document relates to a proposed transaction between Marvell and Cavium. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Marvell intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus of Marvell and a joint proxy statement of Cavium and Marvell referred to as a joint proxy statement/prospectus. A joint proxy statement/prospectus will be sent to all Cavium stockholders and all Marvell shareholders. Each party also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of Cavium and investors and security holders of Marvell are urged to read the registration statement, the joint proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the joint proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Marvell or Cavium through the website maintained by the SEC at www.sec.gov.

The documents filed by Marvell with the SEC also may be obtained free of charge at Marvell’s website at http://investor.marvell.com/ or upon written request to Marvell at 5488 Marvell Lane, Santa Clara, CA 95054.

The documents filed by Cavium with the SEC also may be obtained free of charge at Cavium’s website at http://investor.caviumnetworks.com or upon written request to 2315 N. First Street, San Jose, CA 95131.

For more information, investors are encouraged to visit http://mercurykauai.transactionannouncement.com.

Participants in Solicitation

Marvell, Cavium and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Cavium’s stockholders and from Marvell’s shareholders in connection with the proposed transaction. Information about Cavium’s directors and executive officers and their ownership of Cavium’s common stock is set forth in Cavium’s proxy statement for its 2017 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 27, 2017. To the extent that holdings of Cavium’s securities have changed since the amounts printed in Cavium’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information about Marvell’s directors and executive officers is set forth in Marvell’s proxy statement for its 2017 Annual Meeting of Shareholders on Schedule 14A filed with the SEC on May 3, 2017. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.